Exhibit 99.1

HyreCar Announces Business Updates

A.J. Lee Appointed SVP of Growth and Megan Behrens, SVP of Product & Operations, Expands Role as Company Prepares for Rapid Scale in 2022

LOS ANGELES, February 2, 2022 – HyreCar Inc. (NASDAQ: HYRE), the carsharing marketplace for ridesharing, food, and package delivery services, today provided an update to shareholders from CEO Joe Furnari.

A.J. Lee has been appointed Senior Vice President, Growth, and Megan Behrens, Senior Vice President, Product & Operations, has expanded the scope of her responsibilities.

Lee joins the Company from Airspace, a transportation and logistics management platform, where he was Senior Vice President of Growth. Prior, he served in key senior roles in strategy, marketing, and growth at NEXT Trucking, BCG Digital Ventures portfolio company merQbiz, and Amazon. He holds an MBA from the Tuck School of Business at Dartmouth, an MPA from the Harvard Kennedy School, and a BA magna cum laude from the University of Pennsylvania.

These appointments replace Henry Park’s role as COO, who resigned from HyreCar as of January 31, 2022.

“A.J.’s experience will allow him to guide HyreCar into 2022 and beyond as he brings expertise scaling tech-enabled marketplaces as the company continues to be a driver of liquidity for the gig economy,” said Furnari. “Moving forward, A.J. will be a key contributor to the design and execution of our growth strategy as we continue to innovate new products to better serve customers. Megan has been an invaluable member of the senior leadership team and we are excited for her to step into this expanded role. We are grateful for Henry’s contributions to HyreCar and wish him success in his future endeavors.”

“As we enter 2022, HyreCar’s executive team is focused on providing the most trusted and secure platform for vehicle sharing to both our rideshare partners and their drivers. Demand for vehicles remained strong going into the holidays with commercial fleet utilization running above 85%. Noteworthy accomplishments of 2021 include:

●	Launched enhanced dynamic pricing to scale revenue with driver risk profiles
●	Became an official vehicle solution provider for drivers using the Uber platform
●	Increased platform capacity to enable HyreCar to continuously scale cars on marketplace
●	Successfully transitioned our claims management platform to Sedgwick as a best-in-class solution to enable claims servicing at scale
●	Implemented initiatives reducing insurance and claims expenses
●	Right-sized the company’s operating cost structure

“HyreCar also assisted strategic partners to obtain increased lending capacity throughout 2021 which helped add dedicated cars to the platform,” continued Furnari. “This is noteworthy given the prolonged vehicle sourcing challenges that have hindered the acquisition market during the past year due to supply chain issues and used car availability and pricing. There are early signs that the car supply shortages are improving, and our commercial fleet partners, including AmeriDrive, will be well-positioned to acquire vehicles in 2022.”

“We continue to engage with lending partners to establish and expand credit lines for core commercial fleet owners, which is a key pillar in achieving dedicated inventory in the short and medium terms. While there are cars available for purchase, our recommended buying criteria for owners remains disciplined to ensure that acquired vehicles meet specific standards that are foundational to maintaining long term sustainability on the platform. We have put the pieces in place to grow with our partners as the leading platform for rideshare and delivery entrepreneurs,” said Furnari.

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a national carsharing marketplace for ridesharing, food, and package delivery via its proprietary technology platform. The company has established a leading presence in Mobility as a Service (MaaS) through individual vehicle owners, dealers, rental agencies, and OEMs that wish to participate in new mobility trends. By providing a unique opportunity through its safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to benefit from Mobility as a Service. For more information, please visit hyrecar.com.

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CONTACTS:

Investors:
Scott Arnold
CORE IR
scotta@coreir.com

Media:
Allie Potter
Skyya PR for HyreCar
allie@skyya.com